Exhibit

Section 11 of Article III of the Bylaws of
Independent Bank Corporation

        Section 11. Notification of Shareholder Proposals. The Board of Directors of the Corporation shall submit for consideration and vote by the shareholders, at any meeting of the shareholders, only those proposals that are first brought before the meeting by or at the direction of the Board of Directors, or by any shareholder entitled to vote at such meeting; (a) who submits to the Corporation a timely Notice of Proposal in accordance with the requirements of this Section 11 and the proposal is a proper subject for action by shareholders under Michigan law; or (b) whose proposal is included in the Corporation’s proxy materials in compliance with all the requirements set forth in the applicable rules and regulations of the Securities and Exchange Commission.

        Each shareholder’s Notice of Proposal shall set forth:

(i) The name and address of the shareholder submitting the proposal, as they appear on the Corporation’s books and records;

        (ii)        A representation that the shareholder (1) is a holder of stock of the Corporation entitled to vote at such meeting, (2) will continue to hold such stock through the date on which the meeting is held, and (3) intends to appear in person or by proxy at the meeting to submit the proposal for shareholder vote;

(iii) A brief description of the proposal desired to be submitted to the meeting for shareholder vote and for the reasons for conducting such business at the meeting; and

(iv) A description of any financial or other interest of such shareholder in the proposal.

        A Notice of Proposal must be given, either by personal delivery or by United States mail, postage prepaid, and received by the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the date of the first anniversary of the preceding year’s annual meeting of shareholders, or if the date of the annual meeting is changed by more than twenty (20) days from such anniversary date, within ten (10) days after the date the Corporation mails or otherwise gives notice of the date of the meeting.

        The Secretary of the Corporation shall notify a shareholder in writing whether his or her Notice of Proposal has been made in accordance with all the requirements of this Section 11. The chairman of the meeting may refuse to acknowledge the proposal of any shareholder not made in compliance with all such requirements.